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                             RESTATED CHARTER
                                    OF
                         FIRST CHARTER CORPORATION

          The undersigned Corporation, pursuant to action by its board of directors and without a vote of its shareholders, hereby executes this Restated Charter for the purpose of integrating into one document its original articles of incorporation and all amendments thereto, and to that end does hereby set forth:

          1.   The name of the Corporation is First Charter
     Corporation.

          2. The period of duration of the Corporation shall be perpetual.

          3. The purposes for which the Corporation is organized are:

               (a) to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "bank holding corporation" or "holding corporation," and especially to direct the operations of banks, banking associations or other corporations through the ownership of stock therein;

               (b) to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state and also bonds or evidences of indebtedness of the United States or of any state, district, territory or subdivision or municipality thereof and to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers and privileges of ownership including the right to vote on any shares of stock so owned;

               (c) to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks or other securities or evidences of indebtedness shall be held by or for the Corporation, or in which, or in the welfare of which, the Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of the Corporation;

               (d) to engage in any other lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, entitled "Business

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     Corporation Act," including, but not limited to,
     manufacturing, purchasing or otherwise acquiring, owning, mortgaging, pledging, selling, assigning and transferring, or otherwise disposing of, investing, trading, dealing in and with, goods, wares and merchandise and property of every class and description, whether real, personal, mixed, tangible, or intangible; entering into or serving in any kind of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative relationship or capacity for any persons or corporations whatsoever; and

               (e) to engage in, conduct and operate any other business which may be deemed adapted, directly or indirectly, to add to the profits of its business or to increase the value of its property.

          In furtherance and not in limitation of the power conferred by the laws of the State of North Carolina upon corporations organized for the foregoing purposes, the Corporation shall have power to borrow money, to lend money, to guarantee obligations, to purchase, construct, lease or otherwise acquire, own, hold, use, maintain, operate or otherwise manage or control, sell, exchange, lease, mortgage, pledge or otherwise dispose of, property of any kind or character, real, personal or mixed, tangible or intangible, necessary, useful or convenient therefor, and to acquire, hold, mortgage, pledge or dispose of shares, bonds and other evidences of indebtedness and securities of the United States of America or any state or municipality therein or of any domestic or foreign Corporation.

          The foregoing clauses shall be construed as enumerating specific purposes and powers, but no recitation, expression or declaration of specific purposes or powers herein enumerated shall be deemed to be exclusive, but it is hereby expressly declared that all other lawful purposes and powers not inconsistent therewith are hereby included.

          The Board of Directors of the Corporation shall have the authority to adopt resolutions approving the indemnification, to the fullest extent permitted by Chapter 55 of the North Carolina General Statutes, of any person made a party to any action or proceeding, whether civil, criminal or administrative, by reason of the fact that such person was serving as director, officer, employee or agent of the Corporation.

          4. The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of $5.00 par value Common Stock.

          5.   The stated capital of the Corporation is Fourteen
     Million, Five Hundred and Fifty-Six Thousand, Three Hundred and Thirty Dollars ($14,556,330).

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          6.   The shareholders of the Corporation shall have no
     preemptive right to acquire additional or treasury shares of the Corporation.

          7. The address of the registered office of the Corporation is 22 Union Street, North, Post Office Box 228,
     Concord, Cabarrus County, North Carolina, 28025-0228 and the name of the registered agent at such address is Robert O.
     Bratton.

          8. (a) The board of directors of the Corporation shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director named herein shall hold office until the annual meeting of shareholders shows as follows:

                                             TERM OF OFFICE EXPIRES
          DIRECTORS IN:                      WITH ANNUAL MEETING IN:

          Class I                                      1984
          Class II                                     1985
          Class III                                    1986

          A director elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which he was elected.

               (b) The number of directors constituting the initial board of directors shall be fourteen, and the names and addresses of the persons who are to serve as directors until the appropriate annual meeting of shareholders, or until their successors are elected and qualify, are:

          NAME                     ADDRESS

     CLASS I

          G. N. Bisanar            23 Union Street, North
                                   Concord, North Carolina 28025

          L. D. Coltrane, III      151 Ingleside Drive, S.E.
                                   Concord, North Carolina 28025

          L. R. Miller             126 Marshdale Avenue, S.W.
                                   Concord, North Carolina 28025

          G. H. Richmond, Jr.      68 Cabarrus Avenue, East
                                   Concord, North Carolina 28025


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     CLASS II

          L. D. Coltrane, Jr.      68 Cabarrus Avenue, East
                                   Concord, North Carolina 28025

          J. Roy Davis, Jr.        300 U.S. Highway 29, South
                                   Concord, North Carolina 28025

          Ladd W. Hamrick, Jr.     68 Lake Concord Road, N.E.
                                   Concord, North Carolina 28025

          J. Archie Smith          Highway 73 West
                                   Mt. Pleasant, North Carolina 28124

          William H. Taylor        338 Sunnyside Drive, S.E.
                                   Concord, North Carolina 28025

     CLASS III

          Frank A. Dusch, Jr.      334 Dellwood Court, S.E.
                                   Concord, North Carolina 28025

          J. Knox Hillman, Jr.     24 Cabarrus Avenue, East
                                   Concord, North Carolina 28025

          J. F. Jackson            177 Eastover Drive, S.E.
                                   Concord, North Carolina 28025

          Branson C. Jones         189 Ravine Circle, S.E.
                                   Concord, North Carolina 28025

          Robert L. Wall           767 Williamsburg Drive, N.E.
                                   Concord, North Carolina 28025

          9.   The name and address of the sole incorporator are:

          NAME                     ADDRESS

          L. D. Coltrane, III      151 Ingleside Drive, S.E.
                                   Concord, North Carolina 28025

          10. The Corporation shall not consolidate with, or merge with or into, any other corporation or convey to any corporation or other person or otherwise dispose of all or substantially all of the assets or dispose of by any means all or substantially all of the stock or assets of any major subsidiary of the Corporation unless such consolidation, merger, conveyance or disposition is approved (a) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, and (b) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, which shall include the affirmative vote of at

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     least fifty percent (50%) of the voting power of the
     outstanding stock of shareholders entitled to vote thereon other than controlling shareholders, (i) if the shareholder entitled to vote thereon is a person who, including affiliates of such person, is the beneficial owner (as the terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder) of more than twenty percent (20%) of the voting power of the Corporation (a "controlling shareholder"), provided that shares held, voted or otherwise controlled by a person as a trustee, plan administrator, officer of the Corporation or otherwise pursuant to an employee benefit plan of the Corporation or of an affiliate of the Corporation shall not be deemed to be beneficially owned by any person for the purpose of determining whether a person is a controlling shareholder, and (ii) if, prior to the acquisition of twenty percent (20%) of the voting power of the Corporation by a shareholder, the Board of Directors of the Corporation had not unanimously approved such consolidation, merger, conveyance or disposition. If there is a controlling shareholder, this Section 10 can be amended only by the affirmative vote of the voting power of the Corporation then required to approve a consolidation, merger, conveyance or disposition under this Section 10.

          11. The vote of three-quarters of the number of directors fixed in the manner provided in the Bylaws of the Corporation shall be required for the approval of a plan of merger or plan of consolidation or similar plan of the Corporation with any other corporation(s) or entity(ies) in which the Corporation is the acquired corporation or for adopting a resolution recommending a sale, lease or exchange of all or substantially all the property of the Corporation.

          The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the social and economic effects on the employees, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located. The provisions of this
     Section 11 may be amended only by the affirmative vote of the voting power of the Corporation as would be required at the time of such amendment to amend Section 10 hereof.

          12.  To the fullest extent permitted by the North
     Carolina Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for

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     monetary damage for breach of duty as a director.  Any
     repeal or modification of this Section 12 shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          13. This Restated Charter purports merely to restate but not to change the provisions of the original articles of incorporation of the Corporation as supplemented and amended, and there is no discrepancy, other than as expressly permitted by Section 55-105 of the General
     Statutes of North Carolina, between the said provisions and the provisions of this Restated Charter.

          IN WITNESS WHEREOF, this statement is executed by the President and Secretary of the Corporation this 21 day of June, 1989.




     By: Lawrence M. Kimbrough
         President



     By: James W. Townsend, Jr.
         Secretary



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     STATE OF NORTH CAROLINA

     COUNTY OF CABARRUS


          Lawrence M. Kimbrough and James W. Townsend, Jr., each being duly sworn, deposes and says that he signed the foregoing RESTATED CHARTER of FIRST CHARTER CORPORATION, in the capacity indicated; that the statements therein contained are true; and that he was authorized so to sign.


     Lawrence M. Kimbrough



     James W. Townsend, Jr.

     Sworn to and subscribed before me
     this 21st day of June, 1989.

         Peggy F. Faggart
          Notary Public

     My Commission Expires:

     5/11/92
     ________________


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